Exhibit 99.1

EVERI REPORTS THIRD QUARTER 2023 RESULTS

Las Vegas – November 8, 2023 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), today announced results for the third quarter ended September 30, 2023 and provided an update on its full year outlook.
•Revenues increased 1% to $206.6 million from $204.3 million a year ago
◦FinTech segment revenues grew 4% to $95.1 million, reflecting a 12% increase in software and other revenues and a 7% rise in financial access revenues partially offset by a 20% decrease in hardware revenues
◦Games segment revenues declined 1% to $111.5 million, reflecting a 5% rise in gaming operations revenues offset by a 12% decline in gaming equipment and systems sales revenues
◦Recurring revenues grew 7% to $154.3 million and represented 75% of total revenues; non-recurring revenues declined 14% to $52.3 million reflecting lower gaming unit and FinTech hardware sales
•Net income decreased to $26.6 million, or $0.29 per diluted share, compared to $29.4 million, or $0.30 per diluted share, in the 2022 third quarter, a slight decrease from the prior year period
•Adjusted EPS, a non-GAAP financial measure, was $0.44 per diluted share flat with the prior-year period
•Adjusted EBITDA, a non-GAAP financial measure, was $96.2 million compared with $96.6 million in the 2022 third quarter
•Free Cash Flow, a non-GAAP financial measure, was impacted by discrete capital expenditures of approximately $6.0 million related to the build-out of the new consolidated production facility and certain technology investments as well as higher net cash interest payments of $4.7 million resulting in Free Cash Flow of $34.3 million in the third quarter of 2023 compared to $44.9 million in the prior-year period
•Repurchased 2.4 million shares for $33.9 million in the 2023 third quarter, with $106.1 million remaining available under the current $180 million share repurchase authorization.
Randy Taylor, Chief Executive Officer of Everi, said, “We continue to execute on our operational and product roadmap to drive long-term profitable growth in both our Games and Fintech businesses. We are introducing our next generation of for-sale and for-lease cabinets supported by more than 80 new game themes representing the most diverse range of gaming content in the Company’s history, including an increased emphasis on the video reel segment. We continue to add to and strengthen our FinTech product and service offerings that provide connectivity and value for our customers.
"Additionally, we are making progress in the integration of our recent acquisitions to establish the foundation for new avenues of growth both in Games, such as for Bingo, Historical Horse Racing (“HHR”) and Video Lottery Terminal (“VLT”) market categories, and in FinTech where we look to extend our Digital Neighborhood to bring new value to casino operators through our on-premise mobile gaming offering and an enhanced mobile wallet, as well as to expand into non-gaming sports and entertainment venues and other global gaming markets. We remain on track to enter these new markets including the VLT category and the UK mobile gaming market in early 2024 and other new international markets in late 2024 and 2025, which should contribute incremental revenue growth opportunities.

"Our third quarter results reflected the near-term headwinds in our Games segment including the impact from lower unit sales and lower daily win per unit. Despite these challenges, we continue to generate strong Free Cash Flow which totaled $122.1 million for the first nine months of the year. This level of Free Cash Flow has allowed us to aggressively return capital to our shareholders as reflected in our $74 million of share repurchases so far in 2023 and to continually reinvest in our product portfolio. We believe our investment in R&D, our deep pipeline of innovative new cabinets and content, and the positive feedback received for our newest product introductions at this year’s G2E position us well to return to growth next year and beyond."
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Consolidated Full Quarter Comparative Results (unaudited)

	As of and for the Three Months Ended September 30,
	2023	2022
	(in millions, except per share amounts)
Revenues	$206.6	$204.3

Operating income (1)	$52.4	$54.6

Net income (1)	$26.6	$29.4

Net earnings per diluted share (1)	$0.29	$0.30

Adjusted EPS (2)	$0.44	$0.44

Weighted average diluted shares outstanding	91.2	96.4

Adjusted EBITDA (3)	$96.2	$96.6

Free Cash Flow (3)	$34.3	$44.9

Cash and cash equivalents	$209.4	$258.6

Net Cash Position (4)	$38.0	$103.3
(1) Operating income, net income, and net earnings per diluted share for the three months ended September 30, 2023, included $1.6 million for asset acquisition expense and non-recurring professional fees, $0.3 million for office and warehouse consolidation costs, $0.1 million for employee severance costs and related expenses and ($0.2M) in litigation fees, net of insurance proceeds received. Operating income for the three months ended September 30, 2022, included $2.0 million in litigation fees, net of insurance proceeds received and $0.1 million for non-recurring professional fees.
(2) For a reconciliation of net earnings per diluted share to Adjusted EPS, see the Unaudited Reconciliation of net earnings per diluted share to Adjusted EPS provided toward the end of this release.
(3) For a reconciliation of net income to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.
(4)    For a reconciliation of Net Cash Position to Cash and Cash Equivalents, see the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided toward the end of this release.
Third Quarter 2023 Results Overview
Revenues for the three-month period ended September 30, 2023 increased to $206.6 million compared to $204.3 million in the year-ago quarter. Acquisitions completed since July 1, 2022 contributed $8.1 million in the quarter. Recurring revenues increased 7% to $154.3 million from $143.6 million in the prior-year period driven by growth in both the Games and FinTech segments. Revenues from one-time sales declined to $52.3 million from $60.7 million a year ago, driven by a 12% decrease in gaming equipment and systems sales and a 20% decline in FinTech hardware and one-time software sales.
Operating income of $52.4 million declined 4% from $54.6 million in the prior-year period as a result of higher operating expense and depreciation reflecting higher labor costs and costs associated with recent acquisitions.
Higher interest expense and lower operating income, partially offset by a lower tax provision drove a decline in net income to $26.6 million, or $0.29 per diluted share, compared to $29.4 million, or $0.30 per diluted share, in the third quarter of 2022. The 2023 diluted earnings per share also reflects fewer weighted average shares outstanding due to the Company's share repurchases. Adjusted EPS of $0.44 per diluted share in the third quarter 2023 is flat with the prior-year period.
Adjusted EBITDA was $96.2 million in the 2023 third quarter compared to $96.6 million in the prior-year period.
Free Cash Flow was $34.3 million compared with $44.9 million in the year-ago period, primarily reflecting higher discrete capital expenditures related to the build out of the new consolidated production facility and certain technology investments of approximately $6.0 million together with an increase in net cash interest paid of $4.7 million.
Outlook
Everi updated its outlook for 2023 and now expects Adjusted EBITDA for the full year 2023 to be in line with the prior year. Net income, EPS, Free Cash Flow, and Adjusted EPS are expected to be at the lower-end of the guidance ranges for the full year 2023 provided on August 9, 2023 as a result of lower operating income being offset by lower net interest expense, lower taxes, and lower full year capital expenditures.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended September 30,
	2023	2022
	(in millions, except unit amounts and prices)
Games revenues
Gaming operations - Land-based casinos	$71.9	$69.9
Gaming operations - Digital iGaming	6.5	$5.1
Gaming operations - Total	78.4	75.0
Gaming equipment and systems	33.1	37.5
Games total revenues	$111.5	$112.5

Operating income (1)	$21.4	$25.8

Adjusted EBITDA (2)	$56.5	$57.2

Research and development expense	$10.1	$11.3

Capital expenditures	$31.9	$25.5

Gaming operations information:
Units installed at period end:
Class II	10,524	10,183
Class III	7,152	7,552
Total installed base at period end	17,676	17,735

Average units installed during period	17,802	17,669

Daily win per unit ("DWPU") (3)	$36.26	$39.56

Unit sales information:
Units sold	1,449	1,841
Average sales price ("ASP")	$19,485	$18,496
(1) Operating income for the three months ended September 30, 2023, included $1.4 million for non-recurring professional fees associated with acquisitions, and $0.3 million for office and warehouse consolidation costs.
(2) For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP measures provided toward the end of this release.
(3) Daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.
2023 Third Quarter Games Segment Highlights
Games segment revenues declined to $111.5 million compared to $112.5 million in the third quarter of 2022, reflecting a 12% decrease in revenues from gaming equipment and systems sales offset by a 5% increase in gaming operations revenues, which include Bingo, digital gaming, and HHR revenues.
Operating income was $21.4 million compared to $25.8 million in the third quarter of 2022, reflecting higher operating expenses primarily due to higher labor costs, as well as increased depreciation and amortization associated with acquisitions. Adjusted EBITDA was $56.5 million compared with $57.2 million in the third quarter of 2022. The premium portion of the installed base remained relatively flat at 48% when compared to the prior period.
Gaming equipment and systems revenues generated from the sale of gaming machines and other related parts and equipment declined to $33.1 million compared to $37.5 million in the third quarter of 2022. Gaming equipment sales for the third quarter of 2023 included $2.3 million related to a buy-out of game themes by the HHR system provider.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended September 30,
	2023	2022
	(in millions, unless otherwise noted)
FinTech revenues
Financial access services	$57.2	$53.3
Software and other	24.8	22.2
Hardware	13.1	16.3
FinTech total revenues	$95.1	$91.8

Operating income (1)	$31.0	$28.8

Adjusted EBITDA (2)	$39.8	$39.4

Research and development expenses	$6.0	$5.5

Capital expenditures	$5.6	$6.7

Value of financial access transactions:
Funds advanced	$3,042.4	$2,777.2
Funds dispensed	8,376.2	7,630.1
Check warranty	490.7	449.5
Total value processed	$11,909.3	$10,856.8

Number of financial access transactions:
Funds advanced	4.6	3.6
Funds dispensed	31.9	29.0
Check warranty	0.9	0.9
Total transactions completed	37.4	33.5
(1)Operating income for the three months ended September 30, 2023 included $0.2 million for asset acquisition expense and non-recurring professional fees, $0.1 million for employee severance costs and related expense and ($0.2M) in litigation fees, net of insurance proceeds received. Operating income for the three months ended September 30, 2022, included, $2.0 million in litigation fees, net of insurance proceeds received and $0.1 million for non-recurring professional fees.
(2)For a reconciliation of net income and operating income to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.
2023 Third Quarter Financial Technology Solutions ("FinTech") Segment Highlights
FinTech revenues for the 2023 third quarter increased 4% to $95.1 million compared to $91.8 million in the third quarter of 2022, reflecting a 12% gain in software and other revenues and 7% growth in financial access services partially offset by a 20% decrease in hardware sales, which compared to strong sales in the prior year related to new casino openings and expansions.
Operating income increased 8% to $31.0 million compared to $28.8 million in the prior-year period, reflecting revenue growth from higher margin products and services partially offset by higher operating expenses and research and development expense. Adjusted EBITDA increased to $39.8 million compared to $39.4 million in the 2022 third quarter.
•Financial access services revenues, which include cashless and cash-dispensing debit and credit card transactions and check services, increased 7% to $57.2 million compared with the 2022 third quarter, reflecting higher same-store financial funding transactions, as well as continued growth from new customer additions. Funds delivered to casino floors increased 9% to another all-time quarterly record of $11.9 billion on a 12% increase in the number of financial transactions and an increase in average transaction size. While still representing less than 5% of funding transactions, cashless transactions (including both digital wallet and the sale of paper gaming vouchers) increased 51% over the 2022 third quarter and 7% on a quarterly sequential basis. The Company’s CashClub Wallet technology is currently installed or being deployed across 22 jurisdictions at 45 properties.
•Software and other revenues, which include Loyalty and RegTech software, product subscriptions, kiosk maintenance services, and other revenues, rose 12% to $24.8 million in the third quarter of 2023 compared to $22.2 million in the third quarter of 2022. Approximately 76% and 69% of software and other revenues were of a recurring nature in the 2023 and 2022 third quarter periods, respectively.
•Hardware sales revenues decreased to $13.1 million compared to $16.3 million in the third quarter of 2022.
Balance Sheet, Liquidity and Cash Flow
•As of September 30, 2023, the Company had $209.4 million of cash and cash equivalents compared with $293.4 million as of December 31, 2022. The Net Cash Position was $38.0 million compared with $89.2 million as of December 31, 2022.
•Total debt decreased to $986.5 million at September 30, 2023, from $992.5 million as of December 31, 2022, as the Company paid $6.0 million on its secured term loan during the 2023 first quarter.
•Cash paid for interest, net of interest income, was $23.6 million in the 2023 third quarter compared with $18.8 million in the year-ago period. The increase in net interest paid was primarily due to the impact of rising interest rates. Interest expense also includes the impact of rising rates on third-party commercial cash arrangements associated with certain of the Company's funding of financial access services. These fees were $5.1 million for the 2023 third quarter on a daily average balance of $302.6 million compared to $2.7 million on a daily average balance of $332.1 million for the 2022 third quarter.
•During the quarter, the Company repurchased 2.4 million shares of its common stock for total consideration of $33.9 million under the current 18-month, $180 million share repurchase authorization. Currently $106.1 million remains available under this authorization.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2023 third quarter results at 11:00 a.m. EST (8:00 a.m. PST) today. The conference call may be accessed live by phone by dialing (201) 689-8471. A replay of the call will be available beginning at 2:00 p.m. ET today and may be accessed by dialing (412) 317-6671; the PIN number is 13741432. A replay will be available until November 15, 2023. The call also will be webcast live and archived on www.everi.com (select “Investors” followed by “Events & Contact”).

Non-GAAP Financial Information
To provide for better comparability between periods and a better understanding of underlying trends, this press release includes Adjusted EBITDA, Free Cash Flow, Adjusted EPS, Net Cash Position and Net Cash Available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, these measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.
We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, non-recurring litigation costs net of settlements and insurance proceeds received, facilities consolidation costs, asset acquisition expense, non-recurring professional fees, debt amendment costs and other one-time charges and benefits. We present Adjusted EBITDA, as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest net of cash received for interest income, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define Adjusted EPS as earnings per diluted share before non-cash stock compensation expense, accretion of contract rights, amortization of acquired intangible assets, non-recurring litigation costs net of settlements and insurance proceeds received, facilities consolidation costs, asset acquisition expense, non-recurring professional fees, and one-time charges and benefits. We consider Adjusted EPS as a supplemental measure to our operating performance and believe it provides investors with another indicator of our operating performance. A reconciliation of the Company’s earnings per diluted share per GAAP to Adjusted EPS is included in the Unaudited Reconciliation of Earnings per Diluted Share to Adjusted EPS provided at the end of this release.
We define Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.
Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance, but instead are based only on our current beliefs, expectations, and assumptions regarding the future of our business, plans and strategies, projections, anticipated events and trends, the economy, and other future conditions, as of the date this press release is issued. Forward-looking statements often, but do not always, contain words such as “expect,” “anticipate,” “aim to,” “designed to,” “intend,” “plan,” “believe,” “goal,” “target,” “future,” “assume,” “estimate,” “indication,” “seek,” “project,” “may,” “can,” “could,” “should,” “favorably positioned,” or “will” and other words and terms of similar meaning. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and only as of the date hereof. We undertake no obligation to update or publicly revise any forward-looking statements as a result of new information, future developments or otherwise.
Examples of forward-looking statements include, among others, statements regarding our ability to execute on key initiatives and deliver ongoing operating and financial improvements, including guidance related to 2023 financial and operational metrics, such as maintaining revenue, earnings and Free Cash Flow momentum; sustaining our growth; driving growth of the gaming operations installed base and DWPU; expanding the portions of the gaming floor the Company’s games address, including into the Historical Horse Racing category of gaming devices as well as the Video Lottery Terminal category of gaming devices and the Company's overall targeted ship share of gaming machines sold; successfully performing obligations required by acquisition agreements; and creating incremental value for our shareholders, as well as statements regarding our expectations for the industry environment and mitigating potential challenges created by macroeconomic uncertainties and conditions; and the adoption of our products and technologies.
Forward-looking statements are subject to inherent risks, uncertainties, and changes in circumstances that are often difficult to predict and many of which are beyond our control, including, but not limited to, statements regarding: macro-economic impacts on consumer discretionary spending, interest rates and interest expense; global supply chain disruption; inflationary impact on supply chain costs; inflationary impact on labor costs and retention; equity incentive activity and compensation expense; our ability to maintain revenue, earnings, and cash flow momentum or lack thereof; changes in global market, business and regulatory conditions whether as a result of a pandemic or other economic or geopolitical developments around the world, including availability of discretionary spending income of casino patrons as well as expectations for the closing or re-opening of casinos; product and technological innovations that address customer needs in a new and evolving operating environment; to enhance shareholder value in the long-term; trends in gaming establishment and patron usage of our products; benefits realized by using our products and services; benefits and/or costs associated with mergers, acquisitions, and/or strategic alliances; product development, including the benefits from the release of new products, new product features, product enhancements, or product extensions; regulatory approvals and changes; gaming, financial regulatory, legal, card association, and statutory compliance and changes; the implementation of new or amended card association and payment network rules or interpretations; consumer collection activities; competition (including consolidations); tax liabilities; borrowings and debt repayments; goodwill impairment charges; international expansion or lack thereof; resolution of litigation or government investigations; our share repurchase and dividend policy; new customer contracts and contract renewals or lack thereof; and financial performance and results of operations (including revenue, expenses, margins, earnings, cash flow, and capital expenditures).
Our actual results and financial condition may differ materially from those indicated in forward-looking statements, and important factors that could cause them to do so include, but are not limited to, the following: our ability to generate profits in the future and to create incremental value for shareholders; our ability to withstand economic slowdowns, inflationary and other economic factors that pressure discretionary consumer spending; our ability to execute on mergers, acquisitions and/or strategic alliances, including our ability to integrate and operate such acquisitions or alliances consistent with our forecasts in order to achieve future growth; our ability to execute on key initiatives and deliver ongoing improvements; expectations regarding growth for the Company’s installed base and daily win per unit; expectations regarding placement fee arrangements; inaccuracies in underlying operating assumptions; our ability to withstand direct and indirect impacts of a pandemic outbreak or other public health crisis of uncertain duration on our business and the businesses of our customers and suppliers, including as a result of actions taken in response to governments, regulators, markets and individual consumers; changes in global market, business, and regulatory conditions arising as a result of economic, geopolitical and other developments around the world, including a global pandemic, increased conflict and political turmoil, capital market disruptions and instability of financial institutions; climate change or currently unexpected crises or natural disasters; our leverage and the related covenants that restrict our operations; our ability to comply with our debt covenants and our ability to generate sufficient cash to service all of our indebtedness, fund working capital, and capital expenditures; our ability to withstand the loss of revenue during a closure of our customers’ facilities; our ability to maintain our current customers; our ability to replace revenue associated with terminated contracts or margin degradation from contract renewals: expectations regarding customers’ preferences and demands for future product and service offerings; our ability to successfully introduce new products and services, including third-party licensed content; gaming establishment and patron preferences; failure to control product development costs and create successful new products; the overall growth or contraction of the gaming industry; anticipated sales performance; our ability to prevent, mitigate, or timely recover from cybersecurity breaches, attacks, and compromises or other security vulnerabilities; national and international economic and industry conditions including the prospect of a shutdown of the U.S. federal government; changes in gaming regulatory, financial regulatory, legal, card association, and statutory requirements; the impact of evolving legal and regulatory requirements, including emerging environmental, social and governance requirements; regulatory and licensing difficulties; competitive pressures and changes in the competitive environment; operational limitations; changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; business prospects; unanticipated expenses or capital needs; technological obsolescence and our ability to adapt to evolving technologies, including artificial intelligence, employee hiring, turnover, and retention; our ability to comply with regulatory requirements under the Payment Card Industry (“PCI”) Data Security Standards and maintain our certified status; and those other risks and uncertainties discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”). Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate.
This press release should be read in conjunction with our Annual Report and with the information included in our other press releases, reports and other filings with the Securities and Exchange Commission. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
About Everi
Everi's mission is to lead the gaming industry through the power of people, imagination, and technology. As one of the largest suppliers of technology solutions for the casino floor that also has an expanding focus in adjacent industries, our commitment is to continually develop products and services that provide gaming entertainment, improve our customers' patron engagement, and help our customers operate their businesses more efficiently. We develop entertaining game content, gaming machines, and gaming systems to serve our land-based, iGaming and bingo operators. Everi is a leading innovator and provider of trusted financial technology solutions that power casino floors, improve casinos' operational efficiencies, and fulfill regulatory compliance requirements. The Company also develops and supplies player loyalty tools and mobile-first applications that drive increased patron engagement for our customers and venues in the casino, sports, entertainment, and hospitality industries. For more information, please visit www.everi.com.
Investor Relations Contacts:
Everi Holdings Inc.                            JCIR

Jennifer Hills                                Richard Land, James Leahy
VP, Investor Relations                            212-835-8500 or evri@jcir.com
702-676-9513 or jennifer.hills@everi.com
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EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(In thousands, except earnings per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues
Games revenues
Gaming operations	$78,400	$75,020	$231,490	$219,437
Gaming equipment and systems	33,138	37,500	100,554	103,766
Games total revenues	111,538	112,520	332,044	323,203
FinTech revenues
Financial access services	57,158	53,296	169,032	154,051
Software and other	24,838	22,192	73,048	59,056
Hardware	13,066	16,310	41,665	40,846
FinTech total revenues	95,062	91,798	283,745	253,953
Total revenues	206,600	204,318	615,789	577,156
Costs and expenses
Games cost of revenues(1)
Gaming operations	10,363	6,557	25,557	18,674
Gaming equipment and systems	18,239	22,545	58,629	62,721
Games total cost of revenues	28,602	29,102	84,186	81,395
FinTech cost of revenues(1)
Financial access services	2,925	2,760	8,521	7,405
Software and other	1,484	1,163	4,830	2,984
Hardware	8,904	10,771	27,926	27,074
FinTech total cost of revenues	13,313	14,694	41,277	37,463
Operating expenses	61,014	56,354	181,596	161,230
Research and development	16,120	16,803	48,853	43,386
Depreciation	19,902	17,444	58,373	48,342
Amortization	15,202	15,303	43,739	43,582
Total costs and expenses	154,153	149,700	458,024	415,398
Operating income	52,447	54,618	157,765	161,758
Other expenses
Interest expense, net of interest income	19,925	14,880	58,031	38,522
Total other expenses	19,925	14,880	58,031	38,522
Income before income tax	32,522	39,738	99,734	123,236
Income tax provision	5,879	10,329	17,629	29,784
Net income	26,643	29,409	82,105	93,452
Foreign currency translation loss	(1,602)	(2,639)	(1,670)	(4,665)
Comprehensive income	$25,041	$26,770	$80,435	$88,787

Earnings per share
Basic	$0.31	$0.33	$0.93	$1.03
Diluted	$0.29	$0.30	$0.88	$0.95
Weighted average common shares outstanding
Basic	87,221	90,014	87,925	91,039
Diluted	91,245	96,436	93,162	98,306
(1) Exclusive of depreciation and amortization.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	At September 30,	At December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$209,378	$293,394
Settlement receivables	239,513	263,745
Trade and other receivables, net of allowances for credit losses of $5,177 and $4,855 at September 30, 2023 and December 31, 2022, respectively	111,513	118,895
Inventory	73,439	58,350
Prepaid expenses and other current assets	46,259	38,822
Total current assets	680,102	773,206
Non-current assets
Property and equipment, net	137,670	133,645
Goodwill	740,097	715,870
Other intangible assets, net	251,050	238,275
Other receivables	30,582	27,757
Deferred tax assets, net	528	1,584
Other assets	24,343	27,906
Total non-current assets	1,184,270	1,145,037
Total assets	$1,864,372	$1,918,243
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Settlement liabilities	$410,891	$467,903
Accounts payable and accrued expenses	200,258	217,424
Current portion of long-term debt	4,500	6,000
Total current liabilities	615,649	691,327
Non-current liabilities
Deferred tax liabilities, net	19,220	5,994
Long-term debt, less current portion	969,347	971,995
Other accrued expenses and liabilities	16,622	31,286
Total non-current liabilities	1,005,189	1,009,275
Total liabilities	1,620,838	1,700,602
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.001 par value, 50,000 shares authorized and no shares outstanding at September 30, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.001 par value, 500,000 shares authorized and 123,147 and 86,024 shares issued and outstanding at September 30, 2023, respectively, and 119,390 and 88,036 shares issued and outstanding at December 31, 2022, respectively	123	119
Additional paid-in capital	556,287	527,465
Retained earnings (accumulated deficit)	60,839	(21,266)
Accumulated other comprehensive loss	(5,867)	(4,197)
Treasury stock, at cost, 37,122 and 31,353 shares at September 30, 2023 and December 31, 2022, respectively	(367,848)	(284,480)
Total stockholders’ equity	243,534	217,641
Total liabilities and stockholders’ equity	$1,864,372	$1,918,243

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net income	$82,105	$93,452
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	58,373	48,342
Amortization	43,739	43,582
Non-cash lease expense	4,167	3,599
Amortization of financing costs and discounts	2,140	2,140
Loss on sale or disposal of assets	459	420
Accretion of contract rights	7,005	7,367
Provision for credit losses	8,861	7,286
Deferred income taxes	12,270	28,042
Reserve for inventory obsolescence	1,466	659
Stock-based compensation	14,185	15,012
Changes in operating assets and liabilities:
Settlement receivables	24,219	12,251
Trade and other receivables	(2,583)	(23,845)
Inventory	(13,444)	(23,026)
Prepaid expenses and other assets	(4,299)	(26,388)
Settlement liabilities	(56,995)	(59,432)
Accounts payable and accrued expenses	(20,655)	17,453
Net cash provided by operating activities	161,013	146,914
Cash flows from investing activities
Capital expenditures	(97,523)	(92,225)
Acquisitions, net of cash acquired	(59,405)	(33,250)
Proceeds from sale of property and equipment	145	115
Placement fee agreements	—	(547)
Net cash used in investing activities	(156,783)	(125,907)
Cash flows from financing activities
Repayments of term loan	(6,000)	(4,500)
Proceeds from exercise of stock options	13,935	1,586
Treasury stock - equity award activities, net of shares withheld	(8,126)	(11,815)
Treasury stock - repurchase of shares	(73,938)	(49,351)
Payment of contingent consideration, acquisition	(10,451)	—
Net cash used in financing activities	(84,580)	(64,080)
Effect of exchange rates on cash and cash equivalents	(583)	(1,106)
Cash, cash equivalents and restricted cash
Net decrease for the period	(80,933)	(44,179)
Balance, beginning of the period	295,063	303,726
Balance, end of the period	$214,130	$259,547

Supplemental cash disclosures
Cash paid for interest	$69,003	$42,070
Cash paid for income tax, net	5,076	846
Supplemental non-cash disclosures
Accrued and unpaid capital expenditures	$2,401	$5,511
Transfer of leased gaming equipment to inventory	5,550	7,758

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At September 30,	At December 31,	At September 30,
	2023	2022	2022
Cash available
Cash and cash equivalents (1)	$209,378	$293,394	$258,627
Settlement receivables	239,513	263,745	76,854
Settlement liabilities	(410,891)	(467,903)	(232,147)
Net Cash Position	38,000	89,236	103,334

Undrawn revolving credit facility	125,000	125,000	125,000
Net Cash Available	$163,000	$214,236	$228,334
(1) Cash and cash equivalents does not include $4.8 million, $1.7 million, and $0.9 million of restricted cash at September 30, 2023, December 31, 2022, and September 30, 2022, respectively.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF EARNINGS PER DILUTED SHARE
TO ADJUSTED EPS
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$26,643	$29,409	$82,105	$93,452
Weighted average common shares - diluted	91,245	96,436	93,162	98,306
Earnings per diluted share	$0.29	$0.30	$0.88	$0.95

Non-cash stock compensation expense	0.05	0.05	0.15	0.15
Accretion of contract rights	0.03	0.03	0.08	0.07
Litigation fees	—	0.02	—	0.02
Amortization of acquired intangible assets (1)	0.08	0.09	0.22	0.24
Office and warehouse consolidation	—	—	0.01	0.01
Employee severance costs and other expenses	—	—	0.01	—
Asset acquisition and non-recurring professional fees	0.02	—	0.02	0.02
Income tax impact on adjustments (2)	(0.03)	(0.05)	(0.09)	(0.12)
Adjusted EPS (3)	$0.44	$0.44	$1.28	$1.34
(1) Includes amortization of developed technology and software, customer contracts, trademarks and other similar items that the Company acquired through business combinations with fair values assigned in connection with the purchase accounting valuation process.
(2) The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate for the respective non-GAAP adjustments.
(3) Adjusted EPS is calculated based on diluted shares outstanding. The financial measure calculated under GAAP, which is most directly comparable to Adjusted EPS is earnings per diluted share.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended September 30, 2023
	Games	FinTech	Total
Net income			$26,643
Income tax provision			5,879
Interest expense, net of interest income			19,925
Operating income	$21,421	$31,026	$52,447

Plus: depreciation and amortization	28,645	6,459	35,104
EBITDA	$50,066	$37,485	$87,551

Non-cash stock-based compensation expense	2,323	2,209	4,532
Accretion of contract rights	2,335	—	2,335
Litigation fees, net of insurance proceeds received	—	(168)	(168)
Office and warehouse consolidation	319	—	319
Employee severance costs and other expenses	—	80	80
Asset acquisition expense, non-recurring professional fees and other	1,427	159	1,586
Adjusted EBITDA	$56,470	$39,765	$96,235

Cash paid for interest, net (1)			(23,557)
Cash paid for capital expenditures			(37,488)
Cash paid for income taxes, net			(845)
Free Cash Flow			$34,345

(1) Cash paid for interest, net includes the cash received for interest income of $3.0 million.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended September 30, 2022
	Games	FinTech	Total
Net income			$29,409
Income tax provision			10,329
Interest expense, net of interest income			14,880
Operating income	$25,782	$28,836	$54,618

Plus: depreciation and amortization	26,478	6,269	32,747
EBITDA	$52,260	$35,105	$87,365

Non-cash stock-based compensation expense	2,428	2,273	4,701
Accretion of contract rights	2,470	—	2,470
Litigation fees	—	1,977	1,977
Non-recurring professional fees and other	4	118	122
Adjusted EBITDA	$57,162	$39,473	$96,635

Cash paid for interest, net (1)			(18,831)
Cash paid for capital expenditures			(32,181)
Cash paid for placement fees			—
Cash paid for income taxes, net			(759)
Free Cash Flow			$44,864
(1) Cash paid for interest, net includes the cash received for interest income of $1.0 million, as compared to the previously reported cash paid for interest of $19.8 million for the three months ended September 30, 2022.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Nine Months Ended September 30, 2023
	Games	FinTech	Total
Net income			$82,105
Income tax provision			17,629
Interest expense, net of interest income			58,031
Operating income	$68,093	$89,672	$157,765

Plus: depreciation and amortization	83,301	18,811	102,112
EBITDA	$151,394	$108,483	$259,877

Non-cash stock-based compensation expense	7,245	6,940	14,185
Accretion of contract rights	7,005	—	7,005
Litigation fees, net of insurance proceeds received	—	(224)	(224)
Employee severance costs and other expenses	347	964	1,311
Office and warehouse consolidation	528	—	528
Debt amendment costs	—	56	56
Asset acquisition expense, non-recurring professional fees and other	1,788	252	2,040
Adjusted EBITDA	$168,307	$116,471	$284,778

Cash paid for interest, net (1)			(60,103)
Cash paid for capital expenditures			(97,523)
Cash paid for income taxes, net			(5,076)
Free Cash Flow			$122,076
(1) Cash paid for interest, net includes the cash received for interest income of $8.9 million.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Nine Months Ended September 30, 2022
	Games	FinTech	Total
Net income			$93,452
Income tax provision			29,784
Interest expense, net of interest income			38,522
Operating income	$82,462	$79,296	$161,758

Plus: depreciation and amortization	73,065	18,859	91,924
EBITDA	$155,527	$98,155	$253,682

Non-cash stock-based compensation expense	7,714	7,298	15,012
Accretion of contract rights	7,367	—	7,367
Office and warehouse consolidation	678	—	678
Litigation fees	—	1,977	1,977
Non-recurring professional fees and other	38	1,926	1,964
Adjusted EBITDA	$171,324	$109,356	$280,680

Cash paid for interest, net (1)			(40,770)
Cash paid for capital expenditures			(92,225)
Cash paid for placement fees			(547)
Cash paid for income taxes, net			(846)
Free Cash Flow			$146,292
(1) Cash paid for interest, net includes the cash received for interest income of $1.3 million, as compared to the previously reported cash paid for interest of $42.1 million for the nine months ended September 30, 2022.